Exhibit 10.6

                   Employment Agreement between Progress
                  Financial Corporation, Progress Federal
                      Savings Bank and W. Kirk Wycoff

                                 AGREEMENT

     AGREEMENT, dated this 1st day of January 1995, between Progress Financial Corporation (the "Corporation"), a Delaware-chartered corporation, Progress Federal Savings Bank (the "Savings Bank"), a federally chartered savings bank and a wholly-owned subsidiary of the Corporation, and W. Kirk Wycoff (the "Executive").


                                 WITNESSETH

     WHEREAS, the Executive is presently an officer of the Corporation and the Savings Bank (together the "Employers"); and

     WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a) Annual Compensation. The Executive's "Annual Compensation" for purposes of this Agreement shall be deemed to mean the compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent 12 calendar months preceding the Date of Termination, including Base Salary and benefits and bonuses under any employee benefit plans of the Employers.

     (b)  Base Salary.  "Base Salary" shall have the meaning set forth in
Section 3(a) hereof.

     (c) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any banking law, rule or regulation or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be







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                                     2

done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Employers.

     (d) Change in Control of the Corporation. "Change in Control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not any security of the Corporation is registered under Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     (e) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

     (g) Disability. Termination by the Employers of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

     (h)  IRS.  "IRS" shall mean the Internal Revenue Service.

     (i) Notice of Termination. Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated,
(iii) specifies a Date of Termination, which









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                                     3

shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of Executive's employment for Cause, and (iv) is given in the manner specified in Section 10 hereof.

     (j) Retirement. Termination by the Employers of the Executive's employment based on "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to their salaried employees.

     2.   Term of Employment.

     (a) The Employers hereby employ the Executive as President and Chief Executive Officer of the Corporation and the Savings Bank and Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for three years, commencing on the date of this Agreement and, subject to the requirements of the succeeding sentence, shall be deemed automatically, without further action, to extend for an additional year on the date of expiration of the term of this Agreement. Prior to the date of expiration of the term of this Agreement and each annual anniversary thereafter, the Board of Directors of the Employers shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive's performance hereunder) extension of the term under this Agreement, and the term shall continue to extend in the manner set forth above unless either the Board of Directors does not approve such extension and provides written notice to the Executive of such event or the Executive gives written notice to the Employers of the Executive's election not to extend the term, in each case with such written notice to be given not less than ninety (90) days prior to any such date. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

     (b) During the term of this Agreement, the Executive shall perform such executive services for the Employers as may be consistent with his titles and from time to time assigned to him by the Employers' Boards of Directors.

     3.   Compensation and Benefits.

     (a) The Employers shall compensate and pay Executive for his services during the term of this Agreement at a minimum base salary of $235,420 per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employers and may not be decreased without the Executive's express written consent. In that regard, in the event the Corporation acquires, directly or indirectly, by merger, acquisition or consolidation another financial institution, such that, at the time of the consummation of such merger, acquisition or consolidation, the



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                                     4

Corporation's total assets exceed $500 million, Executive's Base Salary will be adjusted to an amount (as determined by the Board of Directors of the Employers) equal to not less than 90% and not more than 110% of the median base salary for the prior year for Chief Executive Officers of thrift institutions with total assets ranging between $500 million and $1.0 billion as published by SNL Securities. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employers. In that regard, for the term of the Agreement, Executive shall be entitled to participate in a bonus plan whereby he would be potentially entitled to receive a bonus potentially equal to a minimum of 30% of his Base Salary, subject to the accomplishment of certain goals established or to be established by the Board of Directors of the Employers.

     (b) During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Employers. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

     (c) During the term of the Agreement, Executive shall be entitled to an annual expense allowance not to exceed 10.0% of his Base Salary.

     (d) During the term of this Agreement, Executive shall be entitled to four (4) weeks of paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employers. Executive shall be entitled to receive any additional compensation from the Employers for failure to take a vacation and shall be able to accumulate unused vacation time from one year to the next.

     4. Expenses. The Employers shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with the business of the Employers, including, but not by way of limitation, automobile (including costs of leasing, insurance, repairs, maintenance, and licensing) and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employers. If such expenses are paid in the first instance by Executive, the Employers shall reimburse the Executive therefor.




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                                     5

     5.   Termination.

     (a) The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause or Retirement, and Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

     (b) In the event that (i) Executive's employment is terminated by the Employers for Cause or Retirement or in the event of the Executive's death, or (ii) Executive terminates his employment hereunder other than in connection with a Change in Control of the Corporation, Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination except as otherwise provided herein.

     (c) In the event that (i) Executive's employment is terminated (including termination due to Disability) by the Employers for other than Cause, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Employers, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) in connection with a Change in Control of the Corporation (which election by the Executive must be made not later than 90 days after the effective date of the Change in Control of the Corporation), then the Employers shall, subject to the provisions of Section 6 hereof, if applicable

          (A) pay to the Executive, in equal monthly installments beginning with the first business day of the month following the Date of Termination, a cash severance amount equal to the greater of (i) the amount of compensation remaining to be paid to the Executive under the terms of this Agreement or (ii) the Executive's Annual
     Compensation, and

          (B)  maintain and provide for a period ending at the earlier of
     (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of the Employers), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is




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                                     6

     discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

     (d) In the event of the failure by the Employers to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of President and Chief Executive Officer of the Corporation and the Savings Bank or a material adverse change made by the Employers in the Executive's functions, duties or responsibilities as President and Chief Executive Officer of the Corporation and President and Chief Executive Officer of the Savings Bank without the Executive's express written consent, the Executive shall be entitled to terminate his employment hereunder and shall be entitled to the payments and benefits provided for in Section 5(c)(A) and
(B); however, such termination shall not otherwise constitute a material breach of this Agreement by the Employers.

     6. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which Executive has the right to receive from the Employers, would constitute a "parachute payment" under
Section 280G of the Code, the payments and benefits pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employers' independent public accountants and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. In the event that the Employers and/or the Executive do not agree with the opinion of such counsel, (i) the Employers shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 5, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Employers and subject to the imposition of the excise tax imposed under
Section 4999 of the Code and (ii) the Employers may request, and Executive shall have the right to demand that the Employers request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to
Section 5 hereof have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Employers, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive's approval prior to filing, which shall not be unreasonably withheld. The Employers and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other


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                                     7

to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

     7.   Mitigation; Exclusivity of Benefits.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

     8. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

     9. Assignability. The Employers may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Employers:  Progress Financial Corporation
                        Progress Federal Savings Bank
                        600 West Germantown Pike
                        Plymouth Meeting, Pennsylvania  19462





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                                     8

     To the Executive:  W. Kirk Wycoff
                        875 Lantern Lane
                        Blue Bell, Pennsylvania  19422

     11. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employers to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

     13. Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

     14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     17. Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to all Savings Associations, 12 C.F.R. Sec.563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.





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                                     9

     (a) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers' affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. Sec.Sec.1818(e)(3) and 1818(g)(1)), the Employers' obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may, in their discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (b) If Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. Sec.Sec.1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     (c) If the Savings Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. Sec.1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. Sec.563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary): (i) by the Director of the Office of Thrift Supervision ("OTS"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Savings Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. Sec.1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Savings Bank or when the Savings Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

     18. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Sec.1828(k)) and any regulations promulgated thereunder.


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                                     10

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:                       PROGRESS FINANCIAL CORPORATION


/s/ Joyce E. Bilger
__________________________    By:  /s/ Eric J. Morgan
                                   -----------------------------------------
                                   Eric J. Morgan
                                   Vice President of Credit and Finance



                              By:  /s/ William L. Mueller
                                   -----------------------------------------
                                   William L. Mueller, Director



Attest:                       PROGRESS FEDERAL SAVINGS BANK


/s/ Joyce E. Bilger
__________________________    By:  /s/ Eric J. Morgan
                                   -----------------------------------------
                                   Eric J. Morgan
                                   Vice President of Credit and Finance



                              By:  /s/ William L. Mueller
                                   -----------------------------------------
                                   William L. Mueller, Director



Attest:                       W. KIRK WYCOFF


/s/ Joyce E. Bilger
__________________________    By:  /s/ W. Kirk Wycoff
                                   -----------------------------------------
                                   W. Kirk Wycoff, Individually


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